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                                                                Exhibit 10.13(b)

                              FIRST AMENDMENT TO
              AFFILIATION AGREEMENT FOR DBS SATELLITE EXHIBITION
                             OF CABLE PROGRAMMING


          This First Amendment to that certain "Affiliation Agreement for DBS Satellite Exhibition of Cable Programming" made as of November 15, 1993 between Playboy Entertainment Group, Inc., a Delaware corporation ("Programmer") with offices at 9242 Beverly Blvd., Beverly Hills, CA 90210, and DirecTv, Inc., a California corporation with offices at 2230 East Imperial Highway, El Segundo, California 90245 ("Affiliate") (the "Original Agreement") is made and entered into as of April 19, 1994.

     For other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged:

     1.  Amendment.  The parties hereto amend the Original Agreement as follows:

          a. The last two sentences of Section 2(a)(i)/1/ of the Original Agreement (the "Original Sentences") are deleted in their entirety and are replaced with the following sentence:

              To the extent that a DirecTv Subscriber prepays any portion of monies owed solely in connection with Affiliate's distribution of the Service, then the amount prepaid shall not be included in Gross Receipts unless and until a Credit Transaction in connection with prepayments for the Service (as defined below in Section 2(a)
              (ii)(A)) has occurred which is credited against such prepayment.

     2. No Other Amendment. Except as specifically provided above in Section 1, all terms and provisions of the Original Agreement shall remain unmodified and in full force and effect.

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1.  Which read as follows:  "To the extent that a DirecTv Subscriber prepays any portion of monies owed solely in connection with Affiliate's distribution of the Service, then the amount prepaid shall be included in Gross Receipts for the calendar month in which such prepayment was received. Affiliate shall deduct the amount of any Credit Transaction (as defined below in Section 2(a)(ii)), as such amount is reasonably determined by Affiliate, from the Gross Receipts of the calendar month in which such Credit Transaction occurs."

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     3. Possible Future Amendment of the Original Agreement. The parties agree that upon the earlier to occur of (i) the time at which Affiliates financial system is reasonably capable of including prepayments in Gross Receipts for the calendar month in which a prepayment is received (as determined by Affiliate in its reasonable discretion) or (ii) the time at which Affiliate accounts to any of its other distributors for prepayments in the calendar month in which a prepayment is received rather than at the time at which a DirecTV Subscribers views the programming (if either event actually occurs), then the Original Agreement shall be deemed to be amended such that the Original Sentences are inserted in place of the amendment set forth in Section 1, above. Each of the parties agrees that, if either event actually occurs, then it will promptly execute such documents as are reasonably necessary to memorialize such amendment.

     4. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed to an original, and all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, this First Amendment is duly executed by the parties as of the date first written above.

    DIRECTV, INC.                                      PLAYBOY ENTERTAINMENT
                                                       GROUP, INC.


    By: /s/ Larry N. Chapman                           By: /s/ Myron DuBow
        ---------------------------                        --------------------
        Larry N. Chapman                               Name: Myron DuBow
        Vice President, Programming                    Title: Senior V.P.



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